Exhibit 99.1

Gulf Island Fabrication, Inc. Reports First Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--April 26, 2012--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net income of $6.8 million ($.47 diluted EPS) on revenue of $113.1 million for its first quarter ended March 31, 2012, compared to net loss of $7.0 million ($.49 diluted loss per share) on revenue of $46.3 million for the first quarter ended March 31, 2011. Included in the loss reported in 2011 was a $7.7 million pre-tax charge in the first quarter related to the total impairment of an insurance claim.

The company had a revenue backlog of $548.4 million and a labor backlog of approximately 3.9 million man-hours at March 31, 2012, including commitments received through April 26, 2012, compared to a revenue backlog of $614.5 million and a labor backlog of 4.6 million man-hours reported as of December 31, 2011.

SELECTED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2012	2011
Cash and cash equivalents	$42,697	$55,287
Total current assets	149,840	177,913
Property, plant and equipment, at cost,net	225,866	216,722
Total assets	376,379	395,935
Total current liabilities	50,886	75,987
Debt	0	0
Shareholders' equity	288,197	282,799
Total liabilities and shareholders' equity	376,379	395,935

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, April 27, 2012 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended March 31, 2012. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.800.992.7415. A digital rebroadcast of the call is available two hours after the call and ending May 4, 2012 by dialing 1.888.203.1112, replay passcode: 7410159.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”), “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs , SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011

Revenue	$113,083	$46,348
Cost of revenue:
Contract costs	100,415	48,226
Asset impairments	-	7,690
Total cost of revenue	100,415	55,916
Gross profit (loss)	12,668	(9,568)
General and administrative expenses	2,612	1,936
Operating income (loss)	10,056	(11,504)

Other income (expense):
Interest expense	(96)	(22)
Interest income	248	15
Other	63	-
	215	(7)

Income (loss) before income taxes	10,271	(11,511)

Income taxes	3,492	(4,547)

Net income (loss)	$6,779	$(6,964)

Per share data:

Basic earnings (loss) per share - common shareholders	$0.47	$(0.49)

Diluted earnings (loss) per share - common shareholders	$0.47	$(0.49)

Weighted-average shares	14,381	14,344
Effect of dilutive securities: employee stock options	27	-
Adjusted weighted-average shares	14,408	14,344

Depreciation and amortization included in expense above	$5,650	$5,023

Cash dividend declared per common share	$0.10	$0.06

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Roy F. Breerwood, III, 985-872-2100
Interim Chief Financial Officer